Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone:(574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES REPORTS THIRD QUARTER 2013 RESULTS

Elkhart, Indiana – November 1, 2013 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income of $14.8 million, or $0.62 per diluted share, for the third quarter ended September 30, 2013, an increase of 52 percent compared to net income of $9.8 million, or $0.43 per diluted share, in the third quarter of 2012.

Net sales in the third quarter of 2013 increased to $251 million, 11 percent higher than the 2012 third quarter. This sales growth was primarily the result of a 12 percent sales increase by Drew’s RV Segment, which accounted for 87 percent of consolidated net sales this quarter. RV Segment sales growth was primarily due to an 8 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, Drew’s primary RV market. In addition, sales of recently introduced components for towable and motorhome RVs increased, as did sales to adjacent industries and the aftermarket.

The Company’s content per motorhome RV and travel trailer and fifth-wheel RV for the twelve months ended September 2013 increased 4 percent to $1,137 per unit and 2 percent to $2,719 per unit, respectively, from the year-earlier period as a result of recent product introductions, product improvements and market share gains. The change in content per RV is a measure of the change in Drew’s overall market share across its existing product lines.

Retail demand for travel trailer and fifth-wheel RVs increased 12 percent in the first eight months of 2013, following an 8 percent increase in retail demand for the full year 2012. September 2013 retail data is not yet available. Dealer inventories of these types of towable RVs increased by about 15,800 units during the 12 months ended August 2013, compared to an approximately 24,700 unit increase in retail sales for the same period. Industry analysts report that dealer inventories of towable RVs are in line with anticipated retail demand. Future RV industry-wide production levels will depend on the strength of future retail sales.

“Our Company-wide focus on our customers as our first priority has enabled us to gain market share and increase sales,” said Jason Lippert, Drew’s Chief Executive Officer. “In addition, we have been successful by staying ahead of the market through innovation. We continue to invest in customer service and research and development resources to maintain our position as a leading supplier to the industries we serve.”

“Our operating profit margins in the third quarter of 2013 were 9.1 percent compared to 6.6 percent in the third quarter of 2012,” added Jason Lippert. “The 2013 third quarter operating profit margins were consistent with the second quarter of 2013 largely due to management’s recently implemented efficiency improvements gaining momentum, partially offset by the anticipated impact of spreading fixed costs over a seasonally smaller sales base. Many of the production improvements resulted in larger than anticipated efficiency gains, including the benefits realized from our new glass tempering equipment.”

“Our labor as a percent of net sales in the third quarter of 2013 was consistent with the second quarter of 2013, despite the seasonal decline in net sales,” said Scott Mereness, Drew’s President. “The labor efficiencies we have realized over the past several quarters, while introducing new products and adjusting to industry and market share growth, have been significant. These improvements in labor during the first three quarters of 2013 were also primarily due to completed production efficiency improvement projects, as well as declines in the costs of implementing facility consolidations and realignments. We will continue to implement additional efficiency improvements as we identify them.”

In October 2013, Drew’s consolidated net sales reached approximately $95 million – 12 percent higher than in October 2012 – as a result of continued solid growth in the Company’s RV Segment. Drew estimates that industry-wide wholesale shipments of travel trailer and fifth-wheel RVs increased 8 percent to 10 percent in October 2013 compared to October 2012. Drew also estimates that October 2013 industry-wide production of manufactured homes increased approximately 5 percent compared to October 2012.

“Our consolidated net sales for the trailing twelve months ended October 31, 2013 exceeded $1 billion,” added Mereness. “Achieving this milestone is quite an accomplishment for the Company. In anticipation of future growth, we continue to expand and improve production capacity, investing in personnel and facilities in excess of current needs. Although certain of these capacity expansion plans may have a short-term negative impact on margins, over the long term these investments should allow us to improve our operating results, as well as our industry-leading customer service. We are encouraged by the benefits we have seen from many of our initiatives, and we will continually evaluate our human resource and facility requirements.”

“Our operating cash flow in the third quarter of 2013 remained strong,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “As a result, our cash balances, which typically increase in the fourth quarter due to seasonal reductions in working capital requirements, will likely experience a smaller seasonal change. We remain well positioned to take advantage of attractive investment opportunities that can further improve our results.”

The effective tax rate for the 2013 third quarter was 34.9 percent, benefitting from federal and state tax credits, as well as the reversal of federal and state tax reserves, due to the closure of federal and state tax years.

Return on equity for the twelve months ended September 30, 2013 improved to 13.9 percent, from 12.5 percent in the year-earlier period.

Jason Lippert concluded, “Having completed our first full quarter since the executive transition, we believe that the process has been seamless, and we are pleased to report the 52 percent increase in year-over-year quarterly earnings. As we develop our strategic plans for the future, we expect to continue along the same path which has historically brought us success – profitable growth in our core RV and manufactured housing markets, diversification into adjacent industries, and cost control and production efficiencies. We believe the keys to accomplishing these goals are continuing to invest in new product development and customer service, as well as identifying areas where additional savings can be realized. I am confident that our management team has the ability to execute our strategic goals for the long-term growth of the Company.”

Conference Call & Webcast

Drew will provide an online, real-time webcast of its third quarter 2013 earnings conference call on the Company’s website, www.drewindustries.com on Friday, November 1, 2013, at 11:00 a.m. Eastern time. The call can also be accessed at www.companyboardroom.com.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available by dialing (888) 286-8010 and referencing access code 74159229. A replay of the webcast will also be available on Drew’s website.

About Drew Industries

From 31 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiaries, Kinro® and Lippert ComponentsTM, supplies a full line of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows and screens; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and lifting systems; chassis components; entry, baggage, patio and ramp doors; entry steps; awnings; electronics; aluminum extrusions; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”).

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our subsequent filings with the Securities and Exchange Commission (the “SEC”).

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, changes in zoning regulations for manufactured homes, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the successful integration of acquisitions, realization of efficiency improvements, the successful entry into new markets, interest rates, oil and gasoline prices, and the successful implementation of management succession. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of products for which we sell our components.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,		Last Twelve
(In thousands, except per share amounts)	2013	2012	2013	2012	Months

Net sales	$790,629	$700,889	$250,851	$226,323	$990,863
Cost of sales	625,479	568,101	194,725	184,781	789,842
Gross profit	165,150	132,788	56,126	41,542	201,021
Selling, general and administrative expenses	101,148	81,499	33,296	26,594	128,720
Executive succession	1,876	-	-	-	3,332
Operating profit	62,126	51,289	22,830	14,948	68,969
Interest expense, net	279	246	76	116	363
Income before income taxes	61,847	51,043	22,754	14,832	68,606
Provision for income taxes	22,805	18,448	7,949	5,061	24,819
Net income	$39,042	$32,595	$14,805	$9,771	$43,787

Net income per common share:
Basic	$1.68	$1.45	$0.63	$0.43	$1.89
Diluted	$1.65	$1.43	$0.62	$0.43	$1.86

Weighted average common shares outstanding:
Basic	23,243	22,507	23,451	22,563	23,111
Diluted	23,644	22,724	23,838	22,800	23,518

Depreciation and amortization	$20,388	$19,211	$6,935	$6,850	$26,842
Capital expenditures	$26,080	$22,010	$8,535	$8,856	$36,096

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,		Last Twelve
(In thousands)	2013	2012	2013	2012	Months

Net sales:
RV Segment:
RV original equipment manufacturers:
Travel trailers and fifth-wheels	$570,404	$512,307	$175,892	$161,959	$714,014
Motorhomes	32,509	24,500	11,234	8,998	40,706
RV aftermarket	19,785	14,714	6,904	5,355	24,190
Adjacent industries	72,334	57,422	23,933	18,645	88,104
Total RV Segment net sales	695,032	608,943	217,963	194,957	867,014

MH Segment:
Manufactured housing original equipment manufacturers	62,941	61,678	22,571	21,188	81,655
Manufactured housing aftermarket	10,377	10,322	3,138	3,134	13,165
Adjacent industries	22,279	19,946	7,179	7,044	29,029
Total MH Segment net sales	95,597	91,946	32,888	31,366	123,849

Total net sales	$790,629	$700,889	$250,851	$226,323	$990,863

Operating Profit: (1)
RV Segment	$54,098	$40,936	$19,234	$11,587	$60,334
MH Segment	9,904	10,353	3,596	3,361	11,967
Total segment operating profit	64,002	51,289	22,830	14,948	72,301
Executive succession	(1,876)	-	-	-	(3,332)
Total operating profit	$62,126	$51,289	$22,830	$14,948	$68,969

(1) Effective with the second quarter of 2013, in connection with the management succession and relocation of the corporate office from New York to Indiana, corporate expenses, accretion related to contingent consideration and other non-segment items, which were previously reported on separate lines, have been included as part of segment operating profit. Corporate expenses are allocated between the segments based upon net sales. Accretion related to contingent consideration and other non-segment items are included in the segment to which they relate. The segment disclosures from prior years have been reclassified to conform to the current year presentation.

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	September 30,		December 31,
(In thousands)	2013	2012	2012

Current Assets
Cash and cash equivalents	$52,873	$32,584	$9,939
Accounts receivable, net	54,824	50,421	21,846
Inventories	96,164	98,393	97,367
Deferred taxes	10,073	10,125	10,073
Prepaid expenses and other current assets	8,396	11,165	14,798
Total current assets	222,330	202,688	154,023
Fixed assets, net	120,723	101,931	107,936
Goodwill	21,552	21,177	21,177
Other intangible assets, net	61,861	71,755	69,218
Deferred taxes	14,993	14,496	14,993
Other assets	8,237	6,422	6,521
Total assets	$449,696	$418,469	$373,868

Current liabilities
Accounts payable, trade	$31,809	$33,392	$21,725
Accrued expenses and other current liabilities	53,333	47,074	48,055
Total current liabilities	85,142	80,466	69,780
Other long-term liabilities	21,091	20,369	19,843
Total liabilities	106,233	100,835	89,623
Total stockholders' equity	343,463	317,634	284,245
Total liabilities and stockholders' equity	$449,696	$418,469	$373,868

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2013	2012

Cash flows from operating activities:
Net income	$39,042	$32,595
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	20,388	19,211
Stock-based compensation expense	8,224	4,703
Other non-cash items	1,787	889
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(32,829)	(27,801)
Inventories	1,246	(5,753)
Prepaid expenses and other assets	4,090	(6,993)
Accounts payable	10,042	17,650
Accrued expenses and other liabilities	9,681	10,086
Net cash flows provided by operating activities	61,671	44,587

Cash flows from investing activities:
Capital expenditures	(26,080)	(22,010)
Acquisitions of businesses	(1,451)	(1,473)
Proceeds from sales of fixed assets	1,381	5,397
Other investing activities	(117)	(88)
Net cash flows used for investing activities	(26,267)	(18,174)

Cash flows from financing activities:
Proceeds from exercise of stock options	11,817	2,840
Proceeds from line of credit borrowings	135,452	37,702
Repayments under line of credit borrowings	(135,452)	(37,702)
Payment of contingent consideration related to acquisitions	(4,287)	(3,253)
Net cash flows provided by (used for) financing activities	7,530	(413)

Net increase in cash	42,934	26,000

Cash and cash equivalents at beginning of period	9,939	6,584
Cash and cash equivalents at end of period	$52,873	$32,584

DREW INDUSTRIES INCORPORATED
SUPPLEMENTARY INFORMATION
(unaudited)

	Nine Months Ended			Three Months Ended
	September 30,			September 30,			Last Twelve
	2013		2012	2013		2012	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	207.9		188.2	61.3		56.7	262.6
Motorhome RVs	28.9		21.3	9.4		6.8	35.8
Manufactured homes	44.4	(3)	41.9	15.2	(3)	14.2	57.3	(3)
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	214.1	(2)	190.4	77.2	(2)	67.4	246.6	(2)
Impact on dealer inventories	(6.2)	(2)	(2.2)	(15.9)	(2)	(10.7)	16.0	(2)
Motorhome RVs	25.1	(2)	19.4	8.1	(2)	6.4	29.6	(2)

	Twelve Months Ended
	September 30,
	2013		2012
Drew Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$2,719		$2,673
Motorhome RV	$1,137		$1,092
Manufactured home	$1,423	(3)	$1,464

	September 30,		December 31,
	2013	2012	2012
Balance Sheet Data:
Current ratio	2.6	2.5	2.2
Total indebtedness to stockholders' equity	-	-	-
Days sales in accounts receivable	20.1	22.6	14.3
Inventory turns, based on last twelve months	7.8	7.5	7.8

2013
Estimated Full Year Data:
Capital expenditures	$ 33 - $ 35 million
Depreciation and amortization	$ 26 - $ 28 million
Stock-based compensation expense	$ 10 - $ 11 million
Annual tax rate	37%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry wholesale production data for manufactured homes provided by the Institute for Building Technology and Safety. Industry retail sales data provided by Statistical Surveys, Inc.

(2) September retail sales data for RVs has not been published yet, therefore 2013 retail data for RVs includes an estimate for September 2013 retail units.
(3) September wholesale data for manufactured homes has not been published yet, therefore 2013 manufactured housing wholesale data includes an estimate for September 2013 wholesale units.